Exhibit (d)(1)(m)
ADVISORY FEE WAIVER AGREEMENT
PL LARGE-CAP GROWTH FUND
OF PACIFIC LIFE FUNDS
     This ADVISORY FEE WAIVER AGREEMENT, by and between Pacific Life Fund Advisors LLC (the “Adviser”) and Pacific Life Funds (the “Trust”), on behalf of the PL Large-Cap Growth Fund, a series portfolio of the Trust (the “Fund”), is effective as of January 1, 2013.
     WHEREAS, the Trust is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type;
     WHEREAS, the Fund is managed by BlackRock Investment Management, LLC (“BlackRock”) pursuant to an interim agreement entered into in reliance on Rule 15a-4 under the 1940 Act; and
     WHEREAS, the Trust and the Adviser are parties to the Investment Advisory Agreement, dated June 13, 2001 (the “Advisory Contract”), as amended, pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund;
     NOW THEREFOR, the parties hereto agree as follows:
I. Advisory Fee Waiver
A.	Amount of Waiver. During the term of this Agreement, for so long as BlackRock remains the manager of the Fund under an interim agreement in reliance on Rule 15a-4, the Adviser hereby agrees to waive an amount at an annual rate of 0.275% off of its investment advisory fee for the Fund, plus any additional waiver amount off of its investment advisory fee for the Fund such that the Adviser does not retain more than the amount it would have retained with UBS Global Asset Management (Americas), Inc. (“UBS”) as manager of the Fund pursuant to the fee schedule in the UBS Fund management agreement dated July 1, 2009, as amended. The total advisory fee waiver amount will be determined from the advisory fee retention calculations based on the actual average net assets and fee schedule of BlackRock for managing the Fund and separate calculations based on the actual average net assets and fee schedule of UBS as if UBS were still managing the Fund, and any additional waiver amount will be trued up within three business days after each month end based on this determination.

II. Term and Termination of Agreement
A.	This Agreement shall have a term commencing on January 1, 2013 and shall end no later than 150 days from the commencement of the Agreement.

B.	Notwithstanding sub-paragraph (A) above, this Agreement shall terminate (1) upon termination of the Advisory Contract, (2) by the Trust, without payment of any penalty, upon ninety (90) days’ prior written notice to the Adviser at its principal place of business, or (3) upon a date determined by the Officers of the Trust upon entering into an agreement with a new manager for the Fund.
III. Miscellaneous
A.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.

B.	Definitions. Any question or interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Contract or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Contract or the 1940 Act.

C.	Choice of Law. This Agreement shall be governed by the law of the State of California, without regard to the conflict of law provision thereof.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorize and their respective corporate seals be hereunto affixed, as of the day and year first above written.

Pacific Life Funds

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: Vice President & Assistant Secretary

Pacific Life Fund Advisors LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: Vice President & Assistant Secretary